UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

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HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

ANNUAL MEETING - May 28, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of your corporation to be held at 9:00 a.m. Central Daylight Saving Time on Thursday, May 28, 2009 at the President Abraham Lincoln Hotel & Conference Center, 701 East Adams Street, Springfield, Illinois.

We will present a report on Horace Mann’s current affairs and Shareholders will have an opportunity for questions and comments.

We encourage you to read the proxy statement and vote your shares as soon as possible. You may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you at the meeting. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

Joseph J. Melone	Louis G. Lower II
Chairman of the Board	President and Chief Executive Officer

Springfield, Illinois

April 9, 2009

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 28, 2009

Time:	9:00 a.m. Central Daylight Saving Time

Place:	President Abraham Lincoln Hotel & Conference Center 701 East Adams Street Springfield, Illinois

Purpose:	1. Elect eight Directors named in the Proxy Statement.
2. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2009.
3. Conduct other business if properly raised.

Record Date:	March 30, 2009 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

The approximate availability date of the Proxy Statement and the proxy card is April 9, 2009. Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or revoke your proxy and vote in person.

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Thursday, May 28, 2009. The Proxy Statement and Annual Report to Shareholders and Form 10-K are available at www.proxyvote.com.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC” or the “Company”) of proxies from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Thursday, May 28, 2009 at 9:00 a.m. Central Daylight Saving Time at the President Abraham Lincoln Hotel & Conference Center, 701 East Adams Street, Springfield, Illinois and through any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement and the proxy card are being first made available to shareholders of the Company (“Shareholders”) on or about April 9, 2009.

The Board has fixed the close of business on March 30, 2009 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 39,169,009 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to (1) elect eight Directors named in the Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified and (2) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2009.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about April 9, 2009.

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a Notice of Internet Availability of Proxy Materials (“Notice”) to Shareholders in lieu of a paper copy of the proxy statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K (together the “Proxy Materials”). If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the Proxy materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.

Shareholders also can elect to receive an e-mail message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via e-mail, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via e-mail this year. If you received a Notice by mail and would like to receive your Proxy Materials via e-mail, please follow the instructions included in the Notice.

How to Vote

(1)	Via Internet: Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice or proxy card and the Web site. If you vote via the Internet, you may incur telephone and Internet access charges.
(2)	By Telephone: Call the toll-free telephone number on the proxy card or the Web site to vote by telephone. You will need to follow the instructions and the voice prompts.
(3)	By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
(4)	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice containing instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.

Participants in the Company’s stock fund within the Supplemental Retirement and Savings 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the Web site or proxy card, or by signing and returning a proxy card.

Solicitation and Revocation

Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Further solicitation may be made by officers and other employees of the Company personally, by phone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2009. Abstentions have the same effect as a vote “against” approval of the matter.

Please note that under the rules of the New York Stock Exchange (“NYSE”) brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, the broker non-votes will have the same effect as votes “against” approval of the matter. For this Annual meeting, if you do not give specific instructions, your broker may cast your vote in its discretion on Proposal No. 1 – Election of Eight Directors and Proposal No. 2 - Ratification of Independent Registered Public Accounting Firm.

Other Matters

Other than the matters set forth below, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.

MATTERS TO BE CONSIDERED

Proposal No. 1 - Election of Eight Directors

The By-Laws of the Company provide for the Company to have not less than five or more than fifteen Directors. The following nine persons currently are serving as Directors of the Company: Mary H. Futrell, Stephen J. Hasenmiller, Louis G. Lower II, Joseph J. Melone, Jeffrey L. Morby, Charles A. Parker, Gabriel L. Shaheen, Roger J. Steinbecker and Charles R. Wright. The terms of the current Directors expire at the Annual Meeting. Mr. Morby is not standing for re-election and as a result the size of the Board is being reduced to eight persons.

Upon the recommendation of the Nominating & Governance Committee, the Board nominated Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Parker, Mr. Shaheen, Mr. Steinbecker and Mr. Wright (the “Board Nominees”) to hold office as Directors. The Board has specifically found that Mr. Melone, although 77 years of age, should remain eligible to stand for re-election based on his expertise and experience. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 15, 2009, is provided with respect to each Board Nominee:

Mary H. Futrell, 68

Dr. Futrell has been a Director of the Company since February 2001. She is currently Dean of the Graduate School of Education and Human Development, and Co-Director of the Center for Curriculum, Standards and Technology, The George Washington University, positions she has held for more than 5 years. In addition, Dr. Futrell is Professor, Department of Education Leadership, a position she has held since 1999. Dr. Futrell currently serves as a member of the Board of Directors of K-12 Inc. She is also Founding President of the Education International and past President of the National Education Association and the Virginia Education Association.

Stephen J. Hasenmiller, 59

Mr. Hasenmiller has been a Director of the Company since September 2004. In March 2001, he retired after 24 years of service at The Hartford Financial Services Group, Inc., as Senior Vice President - Personal Lines.

Louis G. Lower II, 63

Mr. Lower joined the Company as Director, President and Chief Executive Officer (“CEO”) in February 2000. Prior to that, he served as Chief Executive Officer of Allstate Life Insurance Company, a position he held from January 1990 through January 2000. He currently serves as a member of the Boards of Directors of the Illinois Life Insurance Council, Memorial Health System, NEA Foundation for the Improvement of Education, Abraham Lincoln Presidential Library and Museum, and The PMI Group, Inc. Mr. Lower has over 30 years of experience in the insurance industry.

Joseph J. Melone, 77

Mr. Melone has been a Director of the Company since February 2001. Prior to his retirement in 1998, he served as President and Chief Executive Officer of The Equitable Companies Inc. (1996-1998), Chairman and Chief Executive Officer of The Equitable Life Assurance Society (1994-1998) and Chairman and Chief Executive Officer of The Equitable Variable Life Insurance Company (1990-1998). Prior to 1990, Mr. Melone served as President of Prudential Insurance Company. He currently serves as a member of the Board of Directors of the Federal Home Loan Bank of New York.

Charles A. Parker, 74

Mr. Parker has been a Director of the Company since September 1997. He retired in 1995 after 17 years of service at The Continental Corporation, including service as Executive Vice President, Chief Investment Officer and Director. He currently serves as a member of the Boards of Directors of T.C.W. Mutual Funds, Inc. and T.C.W. Strategic Income Fund, Inc. and as a Governor of the Burridge Center for Research in Security Prices (The Leeds School of Business of the University of Colorado).

Gabriel L. Shaheen, 55

Mr. Shaheen has been a Director of the Company since September 2007. He retired in 1999 after 22 years of service with Lincoln National Corporation, including service as President and Chief Executive Officer of Lincoln National Life Insurance Company, Managing Director of Lincoln UK, and President and Chief Executive Officer of Lincoln National Reinsurance Companies. Since 2000, he has been a member of GLS Capital Ventures, LLC and Partner of NxtStar Ventures, LLC, where he provides consulting services focusing on life insurance and retail financial services. Mr. Shaheen holds the Fellow of the Society of Actuaries designation.

Roger J. Steinbecker, 66

Mr. Steinbecker has been a Director of the Company since July 2006. He retired in 2001 after a 35 year career with PricewaterhouseCoopers LLP (“PwC”), an auditing and accounting firm. During this time with PwC, he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices. For more than 20 years, he served as the chairman of the board and/or audit committee of numerous prominent not-for-profit organizations. He is currently a member of the Board of Directors of Xedar Corporation, St. John’s Mercy Medical Center and the Jefferson Club of the University of Missouri.

Charles R. Wright, 67

Mr. Wright has been a Director of the Company since September 2007. He retired in 2004 after 41 years of service at State Farm Mutual Automobile Insurance Company as Senior Executive Vice President and Chief Agency and Marketing Officer. Mr. Wright holds the Chartered Life Underwriter and Chartered Financial Consultant designations.

All of the Board Nominees were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 21, 2008.

The Board recommends that Shareholders vote FOR the election of these eight nominees as Directors.

Proposal No. 2 - Ratification of Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee of the Board to serve as the Company’s auditors for the year ending December 31, 2009 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2008. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2009.

EXECUTIVE OFFICERS

The following is certain information, as of March 15, 2009, with respect to certain executive officers of the Company and its subsidiaries who are not Directors of the Company (together with Louis G. Lower II, President and Chief Executive Officer, who is discussed above, the “Executive Officers”):

Peter H. Heckman, 63

Executive Vice President and Chief Financial Officer

Mr. Heckman joined the Company in April 2000 as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”). Prior to that, he served as Vice President of Allstate Life Insurance Company from 1988 through April 2000, where he held both senior financial and operating positions. Mr. Heckman has over 35 years of experience in the insurance industry.

Stephen P. Cardinal, 39

Executive Vice President and Chief Marketing Officer

Mr. Cardinal joined the Company in December 2008 as Executive Vice President and Chief Marketing Officer. Mr. Cardinal previously served as Executive Vice President of personal lines distribution and President of Countrywide Insurance Service, positions he held from April 2007 to November 2008. He was associated with Allstate Insurance Company from July 1995 through April 2007, including service as Regional Distribution Leader. Mr. Cardinal has over 15 years of experience in the insurance industry.

Thomas C. Wilkinson, 50

Executive Vice President, Property & Casualty

Mr. Wilkinson joined the Company in September 2002 as Vice President and Property & Casualty (“P&C”) Controller. He has held several positions of increasing responsibility within the Company’s property and casualty segment, including service as Executive Vice President, Property & Casualty effective August 2008. Mr. Wilkinson has over 25 years of experience in the insurance industry.

Paul D. Andrews, 52

Senior Vice President, Corporate Services

Mr. Andrews joined the Company in July 2001 as Vice President, Client Services. In November 2004, he was appointed to his present position as Senior Vice President (“SVP”), Corporate Services. In April 2007, he also assumed responsibility for Information Technology. Mr. Andrews previously served as Assistant Vice President of SAFECO Insurance Companies, a position he held from 1998 to 2001, where he was responsible for field operations and personal insurance. Mr. Andrews has over 20 years of experience in the insurance industry.

Bret A. Conklin, 45

Senior Vice President and Controller

Mr. Conklin joined the Company as Senior Vice President and Controller in January 2002. Mr. Conklin has over 20 years of experience in the insurance industry, including: serving as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; serving as Vice President and Controller of the Company from July 1998 through January 2000; being associated with Pekin Insurance from September 1992 through June 1998 and serving as its Vice President and Controller; and seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice.

Dwayne D. Hallman, 46

Senior Vice President, Finance

Mr. Hallman joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. Mr. Hallman has over 20 years of experience in the insurance industry.

Brent H. Hamann, 49

Senior Vice President, Annuity and Life

Mr. Hamann joined the Company in February 2009 as Senior Vice President, Annuity and Life. Mr. Hamann previously served as senior consultant, life insurance and financial services practice, of Milliman, Inc., a position he held from 2004 to 2009. Mr. Hamann has over 20 years of experience in the insurance industry.

Ann M. Caparrós, 56

General Counsel, Chief Compliance Officer and Corporate Secretary

Ms. Caparrós joined the Company in March 1994. Ms. Caparrós has over 30 years of experience in the insurance industry.

BOARD OF DIRECTORS AND COMMITTEES

There were nine members on the Board as of March 15, 2009. The Board met nine times during 2008. No Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2008. The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-management Directors, and may be contacted as described in “Communications with Directors” or as further detailed at www.horacemann.com, under “Investors - Corporate Governance”. The members of the Board are expected to be present at the Annual Meeting. The following members of the Board attended last year’s annual meeting of Shareholders: Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Morby, Mr. Parker, Mr. Shaheen, Mr. Steinbecker and Mr. Wright.

The Company’s Corporate Governance Principles provide that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE, as set forth in the NYSE’s Rule 303A.02. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. This independence question is analyzed annually in both fact and appearance to promote arms-length oversight. The current non-employee Directors are Dr. Futrell, Mr. Hasenmiller, Mr. Melone, Mr. Morby, Mr. Parker, Mr. Shaheen, Mr. Steinbecker and Mr. Wright.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter which defines its role and responsibilities and is available on the Company’s Web site at www.horacemann.com, under “Investors - Corporate Governance”. A printed copy of these charters may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

The following table identifies current membership and the Chairman of each of the committees of the Board, as well as the number of times each committee met during 2008.

Director	Executive Committee	Compensation Committee	Nominating & Governance Committee	Investment & Finance Committee	Strategy Oversight Committee	Audit Committee
Mary H. Futrell		X	X
Stephen J. Hasenmiller			X	X	X	X
Louis G. Lower II	X			X
Joseph J. Melone	Chair	X	Chair
Jeffrey L. Morby	X			X	X	X
Charles A. Parker	X	Chair	X	X	X
Gabriel L. Shaheen				Chair	X	X
Roger J. Steinbecker	X			X		Chair
Charles R. Wright		X	X		Chair
Meetings in 2008	0	6	4	6	2	13

Chair - Committee Chair

X - Committee member

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues.

The Compensation Committee approves and recommends to the Board the compensation, salaries, bonuses, benefit plans and awards applicable to the Executive Officers and Directors of the Company. The Compensation Committee receives recommendations from management and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation, pension and other benefits of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer compensation is provided in “Executive Compensation - Compensation Discussion and Analysis”.

The Nominating & Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company; oversees succession planning and executive continuity issues relating to the senior management of the Company, including the Chief Executive Officer; and recommends Director candidates to the Board. The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee. The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;
•	an understanding of the interests of the Company’s Shareholders, clients, employees, suppliers, communities and the general public;
•	the intention and ability to act in the interest of all Shareholders;
•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;
•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;
•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;
•

the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an inside Director; and,

•	the needs of the Board, including diversity, age, skills and experience.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees issues and decisions relating to the Company’s capital structure.

The Strategy Oversight Committee is an ad hoc committee formed by the Board during 2008. The Committee oversees management’s implementation of business strategies.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the current members of this Committee is independent under the listing standards of the NYSE. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Board has determined that Mr. Steinbecker is a financial expert. Mr. Steinbecker retired in 2001 from PricewaterhouseCoopers LLP after a 35 year career where he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors acting under a written charter. The Audit Committee is composed of four Directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the

Company’s accounting principles and such other matters as are required by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in rule 3200T. In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), as adopted by the PCAOB in Rule 3600T, and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditors and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 13 meetings during 2008.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2008 for filing with the SEC. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

ROGER J. STEINBECKER, Chairman

STEPHEN J. HASENMILLER, JEFFREY L. MORBY, and GABRIEL L. SHAHEEN, Members

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2008, no member of the Compensation Committee was a current or former officer or employee of the Company.

Director Education

Each Director participates in at least one RiskMetrics Group accredited Director education program every two years. During 2007, Mr. Hasenmiller, Mr. Lower and Mr. Parker each participated in such programs. During 2008, Dr. Futrell, Mr. Melone, Mr. Shaheen, Mr. Steinbecker and Mr. Wright each participated in such programs.

Director Compensation

The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation
Board Chairman Annual Retainer	$75,000
Board Member Annual Retainer	$25,000
Committee Chair Retainers	$10,000 Audit Committee $ 6,000 Compensation Committee $ 4,000 all other Committees
Share-based Compensation	2,000 restricted stock units (“RSUs”) upon joining the Board, an additional 2,000 RSUs if joining within six months after the Annual Meeting or an additional 1,000 RSUs if joining more than six months after the Annual Meeting. Annual grant of 2000 RSUs following the Annual Meeting. All grants have a 1 year vesting period.
Board Meeting Fee	$1,500 per meeting (in-person or telephonic attendance)
Committee Meeting Fees

$1,500 for Audit Committee members (in-person or telephonic attendance)

$2,500 for Audit Committee Chair (in-person or telephonic attendance)

$1,000 for all other meetings (in-person or telephonic attendance)

Deferred Fees Match	Directors electing to defer cash compensation into Common Stock equivalent units (“CSUs”) receive a 25% match in additional CSUs.
Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

Non-employee Directors are required to hold shares of Common Stock in HMEC equal to two times their annual cash retainer. Until non-employee Directors meet this ownership requirement, they must retain all CSUs and RSUs granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Executive Compensation - Compensation Discussion and Analysis - Stock Ownership and Holding Requirements”.

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2008:

Director	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2)	All Other ($) (3)	Total ($)
Mary H. Futrell	46,000	41,977	204	88,181
Stephen J. Hasenmiller	70,000	53,727	51	123,778
Joseph J. Melone	106,500	62,852	204	169,556
Jeffrey L. Morby	63,500	52,102	204	115,806
Charles A. Parker	62,500	51,852	204	114,556
Gabriel L. Shaheen	70,000	82,260	51	152,311
Roger J. Steinbecker	87,000	93,103	204	180,307
Charles R. Wright	50,500	94,885	204	145,589

(continued on the following page)

(1)	Represents fees earned in 2008 whether paid in cash or deferred pursuant to the Deferred Compensation Plan for Directors.

(2)	Represents the 25% match on fees elected to be deferred, as well as 8 months vesting at $16.18 (price at May 21, 2008 grant) for all Directors; for Dr. Futrell, Mr. Hasenmiller, Mr. Melone, Mr. Morby, Mr. Parker and Mr. Steinbecker, 4 months vesting at $21.98 (price at May 23, 2007 grant); for Mr. Steinbecker, 11 months vesting at $19.16 (price at December 12, 2007 grant); and, for Mr. Shaheen and Mr. Wright, 8 months vesting at $19.17 (price at September 12, 2007 grant) and 11 months vesting at $19.16 (price at December 12, 2007 grant).

(3)	Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Hasenmiller and Mr. Shaheen.

Communications with Directors

The Company has established various processes to facilitate communications with the Board. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be e-mailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

SPECIAL ADVISORY BOARD

The Company maintains a special advisory board composed of leaders of education associations. The Company meets with the special advisory board at least annually. The education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended. The special advisory board met one time in 2008.

CODE OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE PRINCIPLES

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s Web site at www.horacemann.com, under “Investors - Corporate Governance”. A printed copy of the Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors, the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers (collectively the “Named Executive Officers”), and by all Directors and Executive Officers of the Company as a group.

Information in the table is as of March 15, 2009, except that the ownership information for the 5% beneficial owners is as of December 31, 2008 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
Security Ownership of 5% Beneficial Owners
Ariel Investments, LLC (1)	4,694,765	12.0%
Dimensional Fund Advisors LP (2)	3,557,427	9.1%
Barclays Global Investors , NA (3)	2,496,876	6.4%
Security Ownership of Directors and Executive Officers
Mary H. Futrell (4)	38,195	*
Stephen J. Hasenmiller (5)	31,709	*
Louis G. Lower II (6)	1,290,260	3.2%
Joseph J. Melone (7)	94,704	*
Jeffrey L. Morby (8)	72,870	*
Charles A. Parker (9)	68,709	*
Gabriel L. Shaheen (10)	6,151	*
Roger J. Steinbecker (11)	23,955	*
Charles R. Wright (12)	12,953	*
Peter H. Heckman (13)	490,409	1.2%
Thomas C. Wilkinson (14)	41,013	*
Paul D. Andrews (15)	121,955	*
Dwayne D. Hallman (16)	80,534	*
All Directors and Executive Officers as a group (17 persons) (17)	2,645,029	6.3%
*	Less than 1%

(1)	Ariel Investments, LLC (“Ariel”) has a principal place of business at 200 E. Randolph Drive, Suite 2900, Chicago, Illinois 60601. Ariel has sole voting power with respect to 2,471,975 shares and sole investment power with respect to 4,683,015 shares. The foregoing is based on Amendment No. 13 to Schedule 13G filed by Ariel in February 2009.

(2)	Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has sole voting power with respect to 3,539,977 shares and sole investment power with respect to 3,557,427 shares. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 4 to Schedule 13G filed by Dimensional in February 2009.

(3)

Barclays Global Investors, NA (“Barclays”) has a principal place of business at Apianstrasse 6, D-85774, Unterfohring, Germany and is a bank as defined in the Securities Exchange Act of 1934. The shares reported are held by Barclays and its affiliated entities in trust for the economic benefit of the beneficiaries of those accounts. Barclays and its affiliated entities collectively have sole voting power with respect to 2,041,711 shares and sole investment power with respect to 2,496,876 shares. Barclays and its affiliated entities reported sole voting and investment poser as follows: (i) Barclays beneficially owns 1,055,832 shares for which it has sole voting power with respect to 847,695 shares and sole investment power with respect to 1,055,832 shares, (ii) Barclays Global Fund Advisors beneficially owns 1,414,312 shares for which it has sole voting power with respect to 1,194,016 shares and sole investment power with respect to 1,414,312 shares, and (iii) Barclays Global Investors, LTD beneficially owns 26,732 shares for which it has no voting power and sole investment power. The foregoing is based on a Schedule 13G filed by Barclays in February 2009.

(4)	Includes 16,610 CSUs pursuant to the Deferred Equity Compensation Plan for Directors (“DECP”), 8,585 vested RSUs and 13,000 vested stock options.

(5)	Includes 1,827 CSUs pursuant to the DECP.

(6)	Includes 1,160,314 vested stock options, 78,588 CSUs held under the Deferred Compensation Plan for Employees (“DCP”) and 32,024 vested RSUs.

(7)	Includes 63,119 CSUs pursuant to the DECP, 8,585 vested RSUs and 21,000 vested stock options.

(8)	Includes 1,075 CSUs pursuant to the DECP and 16,300 vested stock options.

(9)	Includes 43,824 CSUs pursuant to the DECP, 8,585 vested RSUs and 16,300 vested stock options.

(10)	Includes 2,007 CSUs pursuant to the DECP and 4,144 vested RSUs.

(11)	Includes 17,679 CSUs pursuant to the DECP and 6,276 vested RSUs.

(12)	Includes 7,809 CSUs pursuant to the DECP and 4,144 vested RSUs.

(13)	Includes 443,110 vested stock options, 32,751 CSUs held under the DCP and 14,548 vested RSUs.

(14)	Includes 32,631 vested stock options, 3,224 CSUs held under the DCP and 2,927 vested RSUs.

(15)	Includes 104,652 vested stock options, 10,301 CSUs held under the DCP and 5,811 vested RSUs.

(16)	Includes 69,954 vested stock options, 5,895 CSUs held under the DCP and 3,626 vested RSUs.

(17)	Includes 2,116,838 vested stock options, 153,948 CSUs pursuant to the DECP, 148,499 CSUs held under the DCP, and 109,546 vested RSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers and Directors and other executives who beneficially own more than ten percent of the outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons”, to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that, with the following exception, there was full compliance with the reporting requirements under Section 16(a). The Company reported on behalf of Mr. Wilkinson, but not on a timely basis, the September 10, 2008 grant of RSUs to Mr. Wilkinson. There were no late filings by non-employee Directors in 2008.

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not have a formal related party transaction policy but it considers each related party transaction individually.

Related Party Transactions

The Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.

The Compensation Committee of the Board of Directors (“Committee”) oversees the compensation program for our executive officers. Our programs are designed to provide a strong link between pay and performance for our executive officers. Our programs include performance measures designed to drive sustained long-term shareholder value that align our executives’ interests with those of our shareholders. Further, our programs put a substantial portion of compensation at risk and awards are payable only in the event of performance by our executives which benefits our shareholders.

Overall compensation includes base salary, annual cash incentives, long-term cash and equity incentive awards, and long-term equity awards. Incentive awards are earned upon the achievement of short-term and long-term business goals which are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to attain business growth while balancing that growth with productivity, profitability, risk and capital management. Our compensation program does not include substantial non-performance based incentive compensation and, aside from benefits offered to all employees, the value of perquisites does not exceed $10,000 per executive officer.

The Committee has and continues to place a greater emphasis on long-term equity performance incentives versus cash compensation. This has been done through a combination of stock option grants and performance-based cash and restricted share unit grants. For 2008, we changed from a long-term incentive program composed of cash and equity components to one that is entirely equity based. This practice has been continued for 2009. Providing incentives that facilitate stock ownership and requiring executives to meet minimum stock ownership guidelines serve to further align our executives’ interests with our shareholders’ interests.

The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent. Mercer, who has been the outside objective consultant to the Committee since 2004, annually benchmarks our executive compensation and compensation practices to the competitive market. Overall, our total target compensation is comparable to the market median, with above-target performance resulting in total compensation greater than market median and below-target performance resulting in total compensation below market median.

The Committee further believes that our compensation programs should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations, our ethics policies, and our commitment to leadership and diversity. Our compensation programs are designed to reinforce these desired competencies and behaviors and recognize contributions to business success that are consistent with our core values and brand beliefs.

Oversight of the Executive Compensation Program

The Committee administers our executive compensation program. The current members of the Committee are Dr. Futrell, Mr. Melone, Mr. Parker and Mr. Wright. Mr. Parker serves as the Committee chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.

The Committee has retained the services of an objective compensation consulting firm, Mercer, to provide information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. Mercer was selected as the consultant to the Committee due to its reputation and expertise in the compensation consulting arena and has served in this capacity since 2004. The Mercer consultant reports directly to the Committee, attends the Committee meetings and executive sessions of the Committee at the Chair’s request and serves at the pleasure of the Committee. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary. The Mercer consultant works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance and other areas. This information is used by Mercer’s consultant to formulate its recommendations related to compensation opportunities and design. The Mercer consultant’s findings and recommendations are reported directly to the Committee. The services provided by Mercer during 2008 are described in more detail throughout this analysis. Ernst & Young LLP also provides information to the Company and the Committee on matters related to health and welfare plans, retirement benefit programs, and change in control calculations.

Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives and considers the recommendations of the Chief Executive Officer (the “CEO”) regarding the performance of his direct reports and other Executive Officers. Members of the management team from Human Resources also attend and contribute to Committee meetings as relevant to the Committee agenda.

The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and goals, with the CEO. The Committee does not include the CEO or other members of management in the determination of the CEO’s compensation. In 2008, the Committee reviewed the performance and compensation for all individuals whose annual base salary was greater than $175,000 and who were participants in the long-term incentive program. These reviews were conducted throughout the year, generally at least every 18 months. Beginning in 2009, the Committee will review the performance and compensation of all long-term incentive plan participants annually on a common review date concurrent with the review of the prior year’s performance under the incentive plans.

Guiding Principles

The Committee believes it should pay and reward individual excellence and performance that leads to the attainment of the Company’s goals. The Committee believes a competitive executive compensation program should attract, motivate and retain talented leaders who are critical to creating long-term shareholder value. Based on those beliefs, the Committee has established the following core principles that underlie our executive compensation program.

A significant portion of compensation should be “at risk” based on the Company’s performance relative to the market or comparison companies.

The Committee believes that a significant portion of an Executive Officer’s total compensation should be at risk. Generally, more than half of total pay for Named Executive Officers (“NEOs”) (base salary plus target annual incentive plus target long-term incentives) is at risk, is variable from year to year, and demonstrates a strong link between pay and performance. See “Executive Compensation Program” below.

Compensation levels should be market competitive.

The Committee believes a competitive compensation program is critical to attracting and retaining top executives. Consequently, when making compensation decisions, the Committee considers the compensation opportunities provided to similarly situated executives at comparable companies as well as how compensation is delivered (e.g., short-term vs. long-term and fixed vs. variable). The Committee reviews benchmark data from proxy statements of peer companies and survey data, and works with compensation consultants, including Mercer, to gain a clear understanding of the competitive market. We target compensation at the market median. If performance is superior, our executives can earn compensation that approximates the 75th percentile of the market. See “Assessing Compensation Competitiveness” below for a discussion of peer companies and the survey data.

Incentive compensation should be structured to drive long-term value creation and reward strong performance.

Our executive compensation program includes significant cash-based and equity-based incentives intended to drive short-term and long-term value creation. For 2008, the performance goals in our annual incentive program were tied to the annual objectives set forth in our business plan. They included earnings, revenue growth and goals for the business units as discussed in more detail under “Executive Compensation Program – Annual Incentive Program” and “– Annual Incentive Program Target Setting” below. The performance goals for our non-stock option 2007-2008 and 2008-2009 long-term incentive awards are tied to earnings per share, total shareholder return and auto and property premium growth as discussed in more detail under “Executive Compensation Program – Long-term Incentive Program” and “– Long-term Incentive Program Design and Target Setting” below.

Executive interests should be aligned with Shareholders.

The Committee believes that it is in the best interests of the Company and its Shareholders for our executives to have a financial interest in the long-term results of their business decisions. Incentives should facilitate stock ownership and include performance measures that drive long-term sustained shareholder value. Consequently, the Company grants equity awards with multi-year vesting to encourage retention, allows deferrals of RSU awards, and maintains a deferred compensation plan that allows our executives to invest in CSUs. Our executives are also required to satisfy meaningful stock ownership requirements which are discussed under “Stock Ownership and Holding Requirements” below. We deliver approximately 52% of Mr. Lower’s compensation in the form of equity awards. With respect to the other NEOs, approximately 34% to 44% of their compensation is delivered in equity. To further align the interests of management and Shareholders, the Company modified the long-term incentive program to deliver 100% of the 2008-2009 and 2009-2010 long-term incentive opportunities in equity.

Assessing Compensation Competitiveness

The Committee intends to target total direct compensation for the NEOs – salary and target annual and long-term incentive opportunities – around the median of the competitive market, while providing the opportunity for additional compensation if warranted by performance. To achieve this, the Committee considers the compensation provided to similarly situated executives at companies of similar size and with comparable lines of business to the Company. For the CEO, the Committee reviews proxy statements for a group of peer companies for compensation paid and supplements this data with survey data. The insurance companies that comprised the peer group for assessing the CEO’s compensation competitiveness for 2008 were: Delphi Financial Group, Inc.; State Auto Financial Corporation; Infinity Property and Casualty Corporation; Harleysville Group Inc.; Alfa Corporation; The Midland Company; United Fire & Casualty Company; EMC Insurance Group Inc. and PMA Capital Corporation. The Committee reviews the peer group with Mercer on a regular basis to ensure its appropriateness. This peer group was selected based upon revenue, premium volume and business mix.

For the other NEOs, the Committee uses survey data and, in some cases, data from the peer group proxy statements. The survey data is based on similarly sized companies in the insurance industry (non-healthcare). The Committee reviews recommendations by Mr. Lower and also considers internal factors in setting compensation levels, including the individual’s level of responsibility, contribution to the Company, internal pay equity and contribution to our success relative to other executives.

Every year, Mercer provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of Mr. Lower with those of chief executive officers at the peer companies. As additional reference, the Committee may also review survey data. Based on this data, Mercer makes recommendations for the Committee’s consideration. The Committee then deliberates in executive session to determine a recommendation for approval by the Board of Directors.

The Committee, with the help of Mercer, also reviews the potential cost of each NEO’s total compensation package – including base salary, annual incentive compensation, long-term incentive compensation, welfare and retirement benefits, overall equity accumulation and perquisites – under several termination-of-employment scenarios, including a termination without “cause”, a resignation and a change in control.

Executive Compensation Program

We structure our executive compensation program to deliver the majority of pay through incentives that drive both operating results and long-term value and position approximately half or more of an executive officer’s pay at risk. The targeted compensation mix of total direct compensation for the NEOs at the beginning of 2008 is illustrated below. The mix of 2008 actual compensation varied as a result of actual incentives earned.

Name & Principal Position	Base Salary	Target Annual Incentive	Target Long-term Incentive
Louis G. Lower II, President & CEO	28%	20%	52%
Peter H. Heckman, EVP & CFO	37%	19%	44%
Thomas C. Wilkinson, EVP Property & Casualty	51%	15%	34%
Paul D. Andrews, SVP Corporate Services	40%	16%	44%
Dwayne D. Hallman, SVP Finance	50%	15%	35%

Base Salary

Competitive base salaries are critical to attracting and retaining superior executive talent. The Committee seeks to pay salaries that approximate median industry salaries for executives of similar companies in like positions. However, in recruiting new executives, these guidelines are sometimes exceeded to attract qualified candidates. There may also be instances where an existing executive’s compensation deviates from the median, either up or down, due to performance, compensation history, internal equity and/or retention risk.

In 2008 and in prior years, salaries for Executive Officers were reviewed at least every 18 months. In addition to looking at peer company and survey data, the Committee reviews each executive’s performance, including the accomplishment of key corporate, strategic, operational and financial goals, managing personnel and meeting our ethical standards. As shown in the following table, Mr. Lower has not received a salary increase since 2005.

Name & Principal Position	Prior Annualized Salary ($)	New Annualized Salary ($)	Date of Last Increase	Reason for Increase
Louis G. Lower II, President & CEO	600,000	640,008	04-01-2005	Merit increase based on strong performance
Peter H. Heckman, EVP & CFO	410,000	436,000	10-01-2008	Merit increase based on strong performance
Thomas C. Wilkinson, EVP Property & Casualty	225,800	300,000	08-01-2008	Expanded role as a result of promotion to EVP, Property & Casualty
Paul D. Andrews, SVP Corporate Services	214,000	228,000	07-01-2008	Merit increase based on strong performance
Dwayne D. Hallman, SVP Finance	232,200	246,132	11-01-2007	Merit increase based on strong performance

Merit increases were made consistent with the Company’s policy of reviewing salaries for executives at least every 18 months and reflect the competitive market, the executives’ performance and their continuing contribution to the Company’s success. Beginning in 2009, all executives’ performance and salaries will be reviewed on a 12 month basis concurrent with the review of the prior year’s performance under the incentive plans. Given the 2009 economic outlook, Mr. Lower and his direct reports have voluntarily waived salary increases for the 2009 calendar year.

Annual Incentive Program

Our annual incentive program (“AIP”) is designed to drive and reward strong performance over a one-year period. The annual incentive is a key part of our overall compensation structure and is directly linked to the Company’s annual business plan. Under the Horace Mann Educators Corporation Incentive Compensation Plan and per the Committee’s charter, the Committee establishes Company-wide and business unit/division performance objectives every March, as well as threshold, target and maximum bonus opportunities for each Named Executive Officer. In setting these objectives and opportunities, the Committee considers, among other things, the strategic goals of the Company, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. As evidence of this, the Annual Incentive Program has generated awards ranging from 0% to 142.8% of target over the past 8 years, with an average of 88.8% for the eight-year period. The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Annual Incentive Program. The measures and targets are discussed with the CEO, other Executive Officers, other members of the Board and Mercer before they are set. Each March, the Committee also certifies performance and determines annual incentive award payouts for the prior year.

Target incentive opportunities for the NEOs are intended to approximate the median of the bonuses paid to similarly situated executives in comparable, peer companies. Maximum incentive opportunities are set at 200% of target. Changes made to these opportunities, if any, generally take effect at the start of the next calendar year. However, Mr. Wilkinson’s annual target opportunity was increased from 30% to 40% on August 1, 2008 in recognition of his promotion to Executive Vice President, Property and Casualty. For 2008, the target annual incentive opportunities for the NEOs, expressed as a percentage of base salary, were as follows:

Name & Principal Position	2008 AIP Opportunity
Louis G. Lower II, President & CEO	70%
Peter H. Heckman, EVP & CFO	55%
Thomas C. Wilkinson, EVP Property & Casualty	40%
Paul D. Andrews, SVP Corporate Services	40%
Dwayne D. Hallman, SVP Finance	30%

For 2008, 100% of the CEO’s annual incentive opportunity was tied to Company-wide performance, while 25% of each of the other Named Executive Officer’s opportunity was tied to various business unit and/or division measures. The Committee believes that this split provides appropriate alignment between an executive’s compensation and the results he can most directly influence, while recognizing that the Company as a whole must perform well in order to deliver value to our shareholders.

Annual Incentive Program Target Setting

The Committee established targets for the 2008 corporate performance measures in its March 2008 meeting. The targets for the Operating Earnings Per Share and Insurance Revenue measures were based on a review of market dynamics/trends and expectations of other companies in the industry as well as our financial plan for 2008. The financial plan was the basis of our 2008 earnings guidance, which was publicly disclosed in February 2008 in connection with our release of earnings for the year ended December 31, 2007. In addition, an Operational Initiatives measure consisted of five components, including the development of new marketing and distribution programs, information technology improvements, annuity sales, auto new business units and agent productivity. For 2008, 100% of the CEO’s annual incentive opportunity and 75% of the other Named Executive’s opportunity was tied to the following Corporate Measures:

Annual 2008 Corporate Measures and Weightings	Weighting	Target	Actual
Operating Earnings Per Share	40%	$1.82 per share	$1.29 per share
Total Shareholder Return (“TSR”) Modifier		Median of TSR peer group (1)	Below 25th percentile
Insurance Revenues
Voluntary Auto & Property Premium Written	20%	$550.1 million	$542.4 million
Annuity Contract Deposits	10%	$282.2 million	$311.7 million
2008 / 2009 Expense Management
2008 Actual Expenses/2009 Plan Expenses ($000)	5%	162,068/167,740	162,051/162,539
2008 Operational Initiatives	25%	5 initiatives	Achievement of 3 of 5 initiatives
Total	100%

(1)	A group of insurance companies from the Standard and Poor’s Corporation (“S&P”) mid-cap insurance index excluding companies that are primarily brokers.

For the NEOs other than the CEO, 25% of their annual incentive opportunities were split among various business unit and/or division measures. The measures and weightings are listed below:

2008 Performance Measures and Weightings	Peter H. Heckman, EVP & CFO	Thomas C. Wilkinson, EVP Property & Casualty	Paul D. Andrews, SVP Corporate Services	Dwayne D. Hallman, SVP Finance
Corporate Measures	75.00%	75.00%	75.00%	75.00%
2008 / 2009 Expense Management	5.00%	N/A	5.00%	5.00%
Business Unit / Division Measures
Property & Casualty	6.67%	25.00%	3.34%	6.67%
Annuity and Life	6.67%	N/A	3.34%	6.67%
Distribution Growth	2.50%	N/A	1.25%	2.50%
Marketing	4.16%	N/A	2.07%	4.16%
Information Technology	N/A	N/A	10.00%	N/A
Total	100.00%	100.00%	100.00%	100.00%

Based on the 2008 performance of the Company relative to the Corporate measures (56.7% of target) and the Business Unit/Division measures (ranging from 49.3% of target to 73.4% of target) compared to the pre-established goals, the Committee approved an award of 56.7% of target for the CEO and 60.8% to 73.4% of target for the other NEOs. The annual incentives paid to the NEOs are shown in the Non-Equity Incentive Plan Payouts column of the “Summary Compensation Table”.

Long-term Incentive Program

The Company awards long-term incentives to executives and other key employees who can have the greatest impact on the Company’s long-term success. Long-term incentives are intended to focus executives on driving operating performance as well as long-term value creation. They are also an effective vehicle for attracting and retaining executive talent. All long-term incentive grants are made under the Horace Mann Educators Corporation Amended and Restated 2002 Incentive Compensation Plan. In setting performance targets for the Long-term Incentive Program, the Committee considers, among other things, the strategic goals of the Company, financial projections, and the difficulty of meeting those goals and projections. Over the last 7 years, awards under the Long-term Incentive Program have ranged from 0% to 159.3% of target, with an annual average of 57.0% of target for the seven-year period, as illustrated in the graph below:

The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Long-term Incentive Program.

The intent of the program is to focus executives on shareholder value and key strategic objectives, while promoting retention and recognizing the market trend to deliver long-term incentives through a mix of compensation vehicles. Prior to 2008, we used cash incentives to deliver a portion of the opportunity in order to manage overall earnings per share dilution levels. However, to ensure that our executives’ interests were aligned with those of our Shareholders, our executives were required to invest and hold one-third of any such cash payments in deferred stock units until their stock ownership requirements were met. This led to two-thirds of the total long-term incentive being delivered in equity. See “Stock Ownership and Holding Requirements” below. For 2008, we eliminated the cash component, which resulted in 100% of the long-term incentive being equity-based.

Long-term Incentive Program Design and Target Setting

2007-2008 Long-term Incentive Program Grants and Awards

The 2007 awards consisted of 50% performance-based RSUs; 25% performance-based cash; and 25% service based stock options. Performance for the 2007 awards was measured over the 24 months beginning January 1, 2007 and ending on December 31, 2008. The Committee established the Long-term Incentive Program measures and performance targets for the 2007-2008 performance period in its March 2007 meeting. Measures were weighted to reward 2008 performance based on achievement of property casualty premium growth (33.3%), financial goals (33.3%) and total shareholder return (33.4%). Performance for the 2007-2008 period was below threshold resulting in 0% of the 2007 award being earned. The 2007-2008 performance period measures, targets and results are as follows:

2007-2008 Performance Measures	Measurement Weighting	2007-2008 Performance Period Targets	2007-2008 Performance Period Results
Property & Casualty Voluntary Auto and Property Premium Written	33.3%	$590.0 million	$559.8 million
Operating Earnings per Share for the two years ended December 31, 2008	33.3%	$3.77 per share	$3.20 per share
Total Shareholder Return	33.4%	Median of peer group (1)	Below 25th Percentile

(1)	A group of insurance companies from the S&P mid-cap insurance index excluding companies that are primarily brokers.

2008-2009 Long-term Incentive Program Grants and Awards

The 2008 awards were 100% equity-based and were comprised of 75% performance-based RSUs and 25% service based stock options. The performance period for the 2008 awards began January 1, 2008 and ends December 31, 2009. The Committee believes that granting awards entirely in equity-based components appropriately drives long-term performance and creates alignment with Shareholders. The Long-term Incentive Program measures and performance targets for the 2008-2009 performance period were established in the Committee’s March 2008 meeting. Measures were weighted to reward performance based on achievement of property and casualty premium growth (40.0%), financial goals (30.0%) and total shareholder return (30.0%). It is the Committee’s belief that all these measures impact shareholder value creation. Stock option awards and RSU grants were made to all NEOs in 2008 as reflected in the “Grants of Plan Based Awards” 2008 table.

2008-2009 Performance Measures	Measurement Weighting	2008-2009 Performance Period Targets
Volume of Voluntary Auto and Property Premium Written	25%	$581.0 million
Volume of Auto and Property Policies in Force	15%	844 thousand
Operating Earnings per Share for the two years ended December 31, 2009	30%	$3.74 per share
Total Shareholder Return	30%	Median of peer group (1)

(1)	A group of insurance companies from the S&P mid-cap insurance index excluding companies that are primarily brokers.

In setting the dollar value of the long-term incentive opportunity for each NEO, the Committee targets an amount that would achieve the Company’s overall objective of positioning total compensation around the median of the market. The 2008 target grant values for the NEOs for the 2008-2009 performance periods were as follows:

Name & Principal Position	Long-term Incentive Target Granted in 2008
Louis G. Lower II, President & CEO	$1,200,000
Peter H. Heckman, EVP & CFO	$525,000
Thomas C. Wilkinson, EVP Property & Casualty	$200,000
Paul D. Andrews, SVP Corporate Services	$250,000
Dwayne D. Hallman, SVP Finance	$175,000

Performance-Based RSUs. The RSUs are an effective vehicle for rewarding executives based on performance and have a high value in promoting executive retention. As discussed above, RSUs were granted on March 5, 2008 for the 2008-2009 performance period and will be earned on December 31, 2009 based on achievements relative to the two-year performance period targets. Under the 2008-2009 program, the RSUs earned are subject to a two-year cliff vesting. Once vested, the RSUs are subject to holding requirements until the executive’s stock ownership guidelines are met. See “Stock Ownership and Holding Requirements”. From the date of grant, RSUs accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are reinvested into additional RSUs.

Target RSU opportunities for the 2008-2009 performance period for the NEOs were established as 75% of the total long-term incentive opportunity in March 2008. On an annualized basis, the awards of RSUs ranged from approximately 44.6% to 64.0% of base salary, with the exception of the CEO whose target opportunity was approximately 85.9%. Maximum opportunities were set at 200% of target and threshold opportunities were set at 50% of target.

The performance measures for the 2008-2009 performance period – growth in auto and property premium and earnings per share were selected based on our 2008-2009 business plan, along with total shareholder return relative to a peer group of insurance companies – provide strong alignment with shareholder interests. Total shareholder return for the 2008-2009 performance period is required to be at or above the 25th percentile of peers to earn an award. At the 25th percentile, participants can earn 50% of their target award and at the peer group median participants can earn their target award. If total shareholder return is at or above the 75th percentile of peers, 200% of the target award can be earned.

Participants will not earn any award on any component of the Long-term Incentive Program (other than stock options) until the end of the 2008-2009 performance period. RSUs earned for the 2008-2009 performance period will fully vest on December 31, 2011.

Stock Options. We believe that stock options provide strong alignment with Shareholder interests, as participants do not realize any increase in value unless our stock price appreciates. Stock options granted under the Long-term Incentive Program have an exercise price equal to the closing stock price on the date of grant, vest ratably over a four-year period and have a seven-year term. In determining the number of stock options to grant, we divided 25% of the total target long-term incentive opportunity by the Black-Scholes value of an option. For additional information regarding assumptions used for these valuations, see the Company’s Annual Report of Form 10-K “Notes to Consolidated Financial Statements – Note 1– Summary of Significant Accounting Policies – Stock Based Compensation”.

Timing of Equity Grants. Since 1991, the Committee has granted long-term incentives only at its regularly scheduled Board meetings. The Company uses the closing stock price on the date of the grant to determine the exercise price for stock options. For regularly scheduled annual awards or for awards pursuant to the Long-term Incentive Program, the grant effective date is the approval date of the applicable resolution or as otherwise specified in the duly authorized resolution. For other awards, the grant effective date is the first business day of the next securities trading window established by the Company following the approval date. In no circumstance will the grant effective date precede the approval date of a given award.

Stock Ownership and Holding Requirements

Our executives are required to satisfy meaningful stock ownership requirements. These stock ownership requirements were established in 1998 and the executives are generally expected to achieve them within 10 years of becoming subject to the requirement. For the CEO, the minimum ownership requirement is five times base salary, for Mr. Heckman three and one half times base salary and for Mr. Hallman two times base salary. For the other NEOs, the minimum requirement is three times base salary. This stock ownership may be achieved by direct ownership or beneficial ownership through a spouse or child. The following types of beneficial ownership are considered in determining stock ownership: direct ownership of Horace Mann’s stock, Horace Mann stock held in the Company 401(k) Plan, Horace Mann CSUs in the employee deferred compensation plan and RSUs (vested and unvested). While the decline in Horace Mann’s stock price from 2007 to 2008 resulted in a commensurate drop in executive stock ownership percentages, we believe executives continue to increase their share ownership in an effort to achieve their guidelines. Under the 2008-2009 Long-term Incentive Program, executives are required to defer receipt of their RSUs until the stock ownership guidelines are met.

As of December 31, 2007 and 2008, the beneficial stock ownership, resulting market value on the respective dates and percentages of base salary for the NEOs were as follows:

Name & Principal Position	2007 Stock Ownership	2007 Stock Value	% of Stock Value Compared To Base Salary	2008 Stock Ownership	2008 Stock Value	% of Stock Value Compared To Base Salary
Louis G. Lower II, President & CEO	158,506	$3,002,100	469.1%	188,614	$1,733,367	270.8%
Peter H. Heckman, EVP & CFO	60,919	$1,153,797	281.4%	73,058	$671,407	154.0%
Thomas C. Wilkinson, EVP Property & Casualty	11,951	$ 226,351	105.3%	30,541	$280,672	93.6%
Paul D. Andrews, SVP Corporate Services	22,572	$ 427,521	199.8%	29,439	$270,545	118.7%
Dwayne D. Hallman, SVP Finance	14,786	$ 280,043	113.8%	18,862	$173,340	70.4%

Retirement Plans

Executive Officers participate in our Company-wide retirement plans and an excess defined contribution plan. Each of these plans includes a Company contribution and the amounts contributed for each Named Executive Officer are included in the “Summary Compensation Table”. The Company’s intent is to provide plans that are customarily offered within our industry to enhance our ability to attract and retain employee talent. With the exception of the CEO, who receives a defined benefit arrangement per his employment agreement, no other Named Executive Officer participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999.

Deferred Compensation

To further encourage ownership of its Common Stock, the Company maintains a nonqualified deferred compensation plan which allows executives to defer their long-term cash incentives into CSUs which accrue dividends at the same rate as dividends paid to our Shareholders. These dividend equivalents are reinvested into additional CSUs. No other investment options are provided.

Perquisites and Personal Benefits

The Company does not offer perquisites or executive benefits that exceed $10,000 annually in the aggregate to any individual. The Company does offer key executives membership to a private dining club in Springfield, Illinois as well as memberships to airline clubs (airport lounge facilities).

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1,000,000 paid for any fiscal year to the corporation’s chief executive officer and three other most highly compensated executive officers (other than the CFO) as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The annual and long-term incentive programs are designed to permit full deductibility and the Committee expects all 2008 compensation to be fully deductible. However, the Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company began accounting for stock-based payments, including its stock options and RSUs, in accordance with the requirements of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment”.

Employment and Change in Control Agreements

Effective February 1, 2000, the Company entered into an employment agreement with Mr. Lower, employing him as the Company’s President and Chief Executive Officer. The term of that agreement expired on December 31, 2000, but is subject to an annual evergreen renewal which extends the agreement an additional year on each September 1, so long as neither Mr. Lower nor the Company, prior to September 1, has notified the other that the agreement will not so extend. Its current expiry date is December 31, 2009. The agreement provides for an annual salary of not less than $500,004 and for Mr. Lower to participate in the Company’s annual and long-term incentive plans. Mr. Lower received a stock grant of 10,000 shares of Common Stock and options to purchase a total of 750,000 shares of Common Stock, which have vested. The Company also agreed to pay annual retirement benefits of $180,000 to Mr. Lower during his lifetime. The agreement contains provisions relating to Mr. Lower’s death, disability or other termination of his employment. In addition, the agreement provides that if, within three years after a Change in Control of the Company, as defined therein, Mr. Lower’s employment with the Company is actually or constructively terminated, Mr. Lower will be paid a lump-sum cash amount equal to the sum of (i) three times the greater of his highest annual cash compensation from the Company or $1,200,000 and (ii) the actuarially determined present value of Mr. Lower’s retirement benefits calculated as if he had been employed by the Company until the date which is three years after the Change in Control. Mr. Lower’s insurance benefits are also continued for three years and there is an excise tax gross-up provision payment sufficient to negate any effect on him of excise and related taxes attributable to the benefits received under the agreement.

The Company has change in control (“CIC”) agreements with certain executives which provide for payments and other benefits which are described in “Potential Payments upon Termination or Change in Control” below. These agreements, which provide severance protection in a change in control, are intended to provide certain of our Executive Officers with a level of security consistent with market practices. The change-in-control protections also help to mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation and serve to insure a more stable transition if a corporate transaction were to occur. The practices we have in place are structured to maintain market competitiveness and allow for successful recruitment of key executives.

In addition, long-term incentives will vest (performance-based awards vest pro-rata based on target performance) upon a change in control or a termination by reason of death, disability or retirement. However, nonvested stock options of executives who retire (defined as leaving the Company after attaining either age 55 with 10 years of service or age 65 with 5 years of service) cannot be exercised until after the one-year anniversary of retirement.

These provisions are described in more detail in “Potential Payments upon Termination or Change in Control”.

Summary Compensation Table

The following table sets forth information regarding compensation paid to, or earned by, the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers (our “NEOs” or “NEOs”) during 2008, 2007 and 2006.

Name & Principal Position	Year	Salary ($)	Stock Awards ($) (1)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($)	Total ($)
Louis G. Lower II, President & CEO	2008	640,008	219,909	291,272	254,064	40,723	1,445,976
	2007	640,008	144,279	217,384	490,342	40,510	1,532,523
	2006	640,008	132,307	160,090	719,931	40,530	1,692,866
Peter H. Heckman, EVP & CFO	2008	436,000	102,101	132,873	158,222	29,698	858,894
	2007	410,000	65,546	100,090	233,731	28,685	838,052
	2006	384,000	60,106	72,743	328,975	27,680	873,504
Thomas C. Wilkinson, EVP Property & Casualty	2008	300,000	39,902	55,896	65,668	20,186	481,652
	2007	215,008	12,842	23,652	59,600	17,201	328,303
	2006	215,008	12,095	14,535	100,821	16,381	358,840
Paul D. Andrews, SVP Corporate Services	2008	228,000	39,937	54,647	53,747	19,203	395,534
	2007	214,000	26,179	39,558	88,681	18,350	386,768
	2006	200,016	24,008	29,141	135,798	17,481	406,444
Dwayne D. Hallman, SVP Finance	2008	246,132	29,282	38,265	51,001	20,380	385,060
	2007	246,132	15,909	27,337	74,100	19,586	383,064
	2006	232,200	14,982	18,220	109,216	19,125	393,743

(1)	Represents 1/5 of the RSUs earned in 2005 at $18.76 per share (priced on grant date of March 9, 2005), 1/5 of the RSUs earned in 2006 at $18.76 per share (priced on grant date of March 9, 2005), 1/4 of the RSUs granted in 2007 at $20.23 per share (priced on grant date of March 6, 2007) and 1/4 of the RSU’s granted in 2008 at $16.81 per share (priced on grant date of March 5, 2008). For Mr. Wilkinson it also includes 1/5 of the RSUs earned in 2008 at $15.46 per share (priced on grant date of September 10, 2008).

(2)	Represents the number of stock options vesting during 2006, 2007, and 2008 valued at $5.46 per share at grant date of March 9, 2005, $5.52 at grant date of March 6, 2007, and $4.14 at grant date of March 5, 2008. For Mr. Wilkinson it also includes options vesting during 2008 valued at $3.80 per share at grant date of September 10, 2008.

(3)	Represents the cash payout for the 2008 Annual Incentive Plan.

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs during 2008. Perquisites and personal benefits are discussed in detail under “Compensation Discussion and Analysis-Perquisites and Personal Benefits”.

Name & Principal Position	Perquisites & Other Personal Benefits ($) (1)	Company Contributions to Defined Contribution Plans ($)	Total ($)
Louis G. Lower II, President & CEO	1,823	38,900	40,723
Peter H. Heckman, EVP & CFO	1,973	27,725	29,698
Thomas C. Wilkinson, EVP Property & Casualty	450	19,736	20,186
Paul D. Andrews, SVP Corporate Services	1,523	17,680	19,203
Dwayne D. Hallman, SVP Finance	1,173	19,207	20,380

(1)	Includes a dining club membership for each NEO and various airline club memberships.

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of the 2008 annual incentive and the grant of the 2008 Long-term Incentive (“LTI”) for the 2008-2009 performance period. Actual payouts for the 2008 Annual Incentive Plan (“AIP”) are included in the “Summary Compensation Table”. Payouts for the 2008 Long-term Incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2008-2009 performance period.

Name & Principal Position	Grant Date	Incentive Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Louis G. Lower II, President & CEO	3/5/2008	AIP	224,003	448,006	896,012	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2008	LTI	N/A	N/A	N/A	26,770	53,540	107,080	0	72,464	$16.81	299,657
Peter H. Heckman, EVP & CFO	3/5/2008	AIP	114,538	229,075	458,150	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2008	LTI	N/A	N/A	N/A	11,712	23,424	46,848	0	31,704	$16.81	131,104
Thomas C. Wilkinson, EVP Property & Casualty	3/5/2008	AIP	44,758	89,515	179,030	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2008	LTI	N/A	N/A	N/A	4,462	8,923	17,846	0	12,076	$16.81	49,937
	9/10/2008	(3)	N/A	N/A	N/A	N/A	N/A	N/A	12,937	78,948	$15.46	300,252
Paul D. Andrews, SVP Corporate Services	3/5/2008	AIP	44,200	88,400	176,800	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2008	LTI	N/A	N/A	N/A	5,577	11,154	22,308	0	15,096	$16.81	62,426
Dwayne D. Hallman, SVP Finance	3/5/2008	AIP	36,920	73,840	147,680	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/5/2008	LTI	N/A	N/A	N/A	3,904	7,808	15,616	0	10,568	$16.81	43,701

N/A – Not applicable

(1)	Represents performance-based 2008 Annual Incentive.

(2)	Represents performance-based RSU portion of the 2008 Long-term Incentive grant.

(3)	Represents awards under the incentive plan in recognition of the additional responsibilities due to promotion to Executive Vice President, Property & Casualty in August 2008.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the value of the NEOs equity award holdings at December 31, 2008.

Name & Principal Position	Option Awards						Stock Awards (RSUs)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)
Louis G. Lower II, President & CEO	250,000	0	0	$19.53	12/31/99	12/31/09
	500,000	0	0	$18.08	02/01/00	02/01/10
	250,000	0	0	$17.56	02/14/01	02/14/11
	87,975	29,325	0	$18.76	03/09/05	05/09/12
	12,449	37,347	0	$20.23	03/06/07	03/06/14
	0	0	72,464	$16.81	03/05/08	03/05/15	3,714	$34,132	55,020	$505,634
Peter H. Heckman, EVP & CFO	190,000	0	0	$17.11	04/10/00	04/10/10
	60,000	0	0	$16.38	05/25/00	05/25/10
	50,000	0	0	$17.56	02/14/01	02/14/11
	70,000	0	0	$20.80	05/14/02	05/14/09
	39,975	13,325	0	$18.76	03/09/05	05/09/12
	5,942	17,826	0	$20.23	03/06/07	03/06/14
	0	0	31,704	$16.81	03/05/08	03/05/15	1,687	$15,504	24,072	$221,222
Thomas C. Wilkinson, EVP Property & Casualty	10,000	0	0	$15.92	09/03/02	09/03/09
	5,000	0	0	$16.28	09/11/02	09/11/12
	7,987	2,663	0	$18.76	03/09/05	05/09/12
	1,981	5,943	0	$20.23	03/06/07	03/06/14
	0	0	12,076	$16.81	03/05/08	03/05/15
	0	78,948	0	$15.46	09/10/08	09/10/15	13,457	$123,670	9,170	$84,272
Paul D. Andrews, SVP Corporate Services	20,000	0	0	$21.77	07/02/01	07/02/11
	55,000	0	0	$20.80	05/14/02	05/14/09
	16,012	5,338	0	$18.76	03/09/05	05/09/12
	2,264	6,792	0	$20.23	03/06/07	03/06/14
	0	0	15,096	$16.81	03/05/08	03/05/15	674	$6,194	11,462	$105,336
Dwayne D. Hallman, SVP Finance	20,000	0	0	$15.33	01/21/03	01/21/10
	30,000	0	0	$13.88	02/27/03	02/27/13
	10,012	3,338	0	$18.76	03/09/05	05/09/12
	1,981	5,943	0	$20.23	03/06/07	03/06/14
	0	0	10,568	$16.81	03/05/08	03/05/15	421	$3,869	8,024	$73,741

(1)	LTI Stock option grants are time-based and all unexercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.

(2)	The RSUs earned in 2005 vested in 2008 and RSUs earned in 2006 will vest in 2009.

(3)	Represents the value of the RSUs based on the closing stock price of $9.19 on December 31, 2008.

(4)	The RSUs granted in 2008 will not be earned until the end of the 2008-2009 performance period. RSUs earned at the end of the performance period will vest 50% in 2010 and 50% in 2011.

Option Exercises and Stock Vested

There were no stock options exercised by the NEOs in 2008. RSUs earned in 2005 vested on December 31, 2008.

Name & Principal Position	Option Awards		Stock Awards (RSUs)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Louis G. Lower II, President & CEO	0	0	0	294,297
Peter H. Heckman, EVP & CFO	0	0	0	133,698
Thomas C. Wilkinson, EVP Property & Casualty	0	0	0	26,900
Paul D. Andrews, SVP Corporate Services	0	0	0	53,399
Dwayne D. Hallman, SVP Finance	0	0	0	33,324

(1)	Represents the value of RSUs vested in 2008 based on the closing stock price of $9.19 on December 31, 2008.

Pension Benefits

The following table illustrates the total pension benefits available to the CEO as of December 31, 2008 under the nonqualified defined benefit pension plan as defined by his employment agreement. The CEO’s employment agreement provides an annual retirement defined benefit payment of $180,000 upon his completion of service through or after January 1, 2004. The defined benefit plans (qualified and nonqualified) sponsored by the Company were amended to freeze participation to those who were hired prior to January 1, 1999. As all other NEOs were hired subsequent to that date, they are not eligible to participate in the defined benefit plans.

Name & Principal Position	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Louis G. Lower II, President & CEO	ESERP Defined Benefit Plan	Not applicable	1,567,457	0

(1)	Mr. Lower’s employment agreement provides fixed annual payments.

(2)	The present value of Mr. Lower’s accumulated benefit is based on the 2008 discount rate of 6.35%, the Postretirement Mortality Table, and payment in the form of a lifetime annuity commencing on December 31, 2008.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company offers a nonqualified deferred compensation program to key executives, which allows them to defer receipt of compensation. Certain executives are allowed to defer up to 100% of their long-term cash incentive and RSU awards. Contributions and earnings are for the year ended December 31, 2008 and the aggregate balance is as of December 31, 2008. The Company also sponsors an unfunded excess pension plan, the Nonqualified Money Purchase Pension Plan (“NQMPPP”), which covers only the base salary compensation in excess of the Section 415 limit, which in 2008 was $230,000. The NQMPPP accounts are established for the executives at the time their compensation exceeds the Section 415 limit and are credited with an amount equal to 5% of the excess. In addition, the NQMPPP accounts are credited with the same rate of return as the qualified plan sponsored by the Company for all employees.

The following table sets forth information regarding participation by the NEOs in the Company’s nonqualified savings and deferred compensation plans as of December 31, 2008.

Name & Principal Position	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4)
Louis G. Lower II, President & CEO	0	20,500	(679,261)	1,035,844
Peter H. Heckman, EVP & CFO	0	9,325	(285,961)	424,975
Thomas C. Wilkinson, EVP Property & Casualty	0	1,336	(29,704)	32,619
Paul D. Andrews, SVP Corporate Services	0	0	(92,945)	95,161
Dwayne D. Hallman, SVP Finance	0	807	(54,146)	61,073

(1)	Represents the 2008 NQMPPP annual contributions.

(2)	Represents Company contributions.

(3)	Represents the gains in the NQMPPP in 2008 and change in the deferred compensation account balance from December 31, 2007 to December 31, 2008, each excluding contributions reflected in the first two columns.

(4)	Represents the sum of balances in Deferred Compensation accounts and NQMPPP accounts.

Potential Payments upon Termination or Change in Control

The NEOs are entitled to receive certain payments and other benefits for termination due to death or disability; termination for cause; voluntary termination; termination without cause or constructive termination prior to a change in control; and termination without cause or constructive termination following a change in control. An overview of benefits available under each scenario is provided below and should be read with the footnotes accompanying the related table. These calculations are an estimate only for purposes of this Proxy Statement.

Death or Disability – Except for performance-based cash payments, no executives receive any cash payments, with the exception of the CEO, who, at death per his employment agreement, receives a payment equal to his annual salary plus target annual and long-term bonus. The treatment of long-term incentives is as follows:

•

Stock Options – All stock options vest immediately. With respect to death, the executive’s estate has two years to exercise the stock options. With respect to disability, executives have the full option term to exercise the stock options.

•	Performance-based RSUs

For disability:

•	RSUs still subject to performance conditions vest pro-rata at the end of the performance period based on actual performance.

•	Earned but unvested RSUs vest immediately.

For death:

•	Units still subject to performance conditions vest pro-rata immediately at target level of performance.

•	Earned but unvested units vest immediately.

•	Performance-based Cash

For disability:

•	Cash still subject to performance conditions will be paid out pro-rata at the end of the performance period based on actual performance.

•	Earned but unpaid cash will be paid immediately.

For death:

•	Cash still subject to performance conditions will be paid out pro-rata immediately at the target level of performance.

•	Earned but unpaid cash will be paid immediately.

Termination for Cause or Voluntary Termination – Executives forfeit all unpaid and unvested awards. However, given the CEO is retirement eligible at December 31, 2008, he will vest in his equity upon a voluntary termination.

Termination Without Cause or Constructive Termination Prior to a Change in Control – With the exception of the CEO, all NEOs receive the Company’s standard severance program which is 2 weeks of salary for each year of service, with a maximum payment of 24 weeks of salary. Per his employment agreement, the CEO receives 2 times his annual salary and bonus and, as he is retirement eligible, would vest in his equity awards. In addition, the CEO receives continuation of health benefits for 2 years.

Termination Without Cause or Constructive Termination Following a Change in Control –

Name & Principal Position	Change in Control Cash Multiple
Louis G. Lower II, President & CEO	3.0x
Peter H. Heckman, EVP & CFO	2.9x
Thomas C. Wilkinson, EVP Property & Casualty	2.0x
Paul D. Andrews, SVP Corporate Services	2.0x
Dwayne D. Hallman, SVP Finance	2.0x

•	Long-term Incentives

•	Stock options vest immediately

•	Performance-based RSUs:

•	RSUs still subject to performance conditions vest pro-rata immediately at the target level of performance.

•	Earned but unvested RSUs vest immediately.

•	Performance-based Cash

•	Cash still subject to performance conditions will be paid out pro-rata immediately at the target level of performance.

•	Earned but unpaid cash will be paid immediately.

The following table sets forth estimated payments and other benefits for the NEOs for the scenarios described above. These calculations are estimates only for purposes of disclosures in this Proxy statement. Payments on an actual change in control may differ from amounts shown below based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analysis.

Estimated Payments Assuming Termination as of December 31, 2008 (1)
Name, Principal Position & Benefits	Termination Due to Death / Disability		Termination For Cause	Voluntary Termination		Without Cause or Constructive Termination Prior to CIC		Without Cause or Constructive Termination Post-CIC
Louis G. Lower II, President & CEO

Cash Severance	1,088,014	(2)	0	0		4,576,028	(3)	8,240,124	(4)
Acceleration Value of Stock Options	0	(5)	0	0	(5)(8)	0	(5)(8)	0	(5)
Acceleration Value of RSUs	4,647	(6)	0	4,647	(6)(8)	4,647	(6)	4,647	(6)
Acceleration of Performance Cash	275,000	(7)	0	275,000	(7)(8)	275,000	(7)	275,000	(7)
Health and Welfare	0		0	0		47,143		47,143
Tax Gross-Up	N/A		N/A	N/A		N/A		1,608,015
TOTAL	1,367,661		0	279,647		4,902,818		10,174,929
Peter H. Heckman, EVP & CFO

Cash Severance	0		0	0		0	(3)	3,455,695	(9)
Acceleration Value of Stock Options	0	(5)	0	0		0		0	(5)
Acceleration Value of RSUs	2,111	(6)	0	0		0		2,111	(6)
Acceleration of Performance Cash	131,250	(7)	0	0		0		131,250	(7)
Health and Welfare	0		0	0		0		37,090
Tax Gross-Up	N/A		N/A	N/A		N/A		671,731
TOTAL	133,361		0	0		0		4,297,877
Thomas C. Wilkinson, EVP Property & Casualty

Cash Severance	0		0	0		0	(3)	827,959	(10)
Acceleration Value of Stock Options	0	(5)	0	0		0		0	(5)
Acceleration Value of RSUs	46,671	(6)	0	0		0		46,671	(6)
Acceleration of Performance Cash	43,750	(7)	0	0		0		43,750	(7)
Health and Welfare	0		0	0		0		18,623
Tax Gross-Up	N/A		N/A	N/A		N/A		171,381
TOTAL	90,421		0	0		0		1,108,384
Paul D. Andrews, SVP Corporate Services

Cash Severance	0		0	0		0	(3)	1,030,034	(11)
Acceleration Value of Stock Options	0	(5)	0	0		0		0	(5)
Acceleration Value of RSUs	843	(6)	0	0		0		843	(6)
Acceleration of Performance Cash	50,000	(7)	0	0		0		50,000	(7)
Health and Welfare	0		0	0		0		14,035
Tax Gross-Up	N/A		N/A	N/A		N/A		193,079
TOTAL	50,843		0	0		0		1,287,991
Dwayne D. Hallman, SVP Finance

Cash Severance	0		0	0		0	(3)	872,568	(12)
Acceleration Value of Stock Options	0	(5)	0	0		0		0	(5)
Acceleration Value of RSUs	526	(6)	0	0		0		526	(6)
Acceleration of Performance Cash	43,750	(7)	0	0		0		43,750	(7)
Health and Welfare	0		0	0		0		36,044
Tax Gross-Up	N/A		N/A	N/A		N/A		156,422
TOTAL	44,276		0	0		0		1,109,310

N/A - Not applicable

(1)	All values based on the closing stock price of $9.19 on December 31, 2008.

(2)	Per Mr. Lower’s employment agreement, upon termination for death, his estate receives one full year of current base salary, plus pro-rata actual annual bonus.

(3)	Mr. Lower will receive his base salary, target annual bonus, and target long-term incentive award times a multiple of 2 if termination occurs without cause prior to a CIC. Standard severance program of 2 weeks of salary for each year of service (up to maximum payment of 24 weeks of salary) is excluded above for other NEOs.

(4)	Based on Mr. Lower’s 2005 base salary of $640,008 times a multiple of 3 if termination occurs after CIC; bonus payout post-CIC for Mr. Lower is based on the sum of an annual bonus of $558,900 and Long-term Cash paid of $2,321,700 less his deferral of $773,900 times a multiple of 3.

(5)	The full amount of outstanding options will immediately be vested and exercisable; therefore this represents the spread value from grant date to the closing stock price on December 31, 2008 of $9.19, for those options whose exercise price is less than $9.19.

(6)	Represents performance-based RSUs earned in 2005 and 2006, which will fully vest in 2009, times the closing stock price on December 31, 2008 of $9.19.

(7)	Represents performance-based cash award for 2007-2008, paid out pro-rata at target.

(8)	Mr. Lower receives equity acceleration upon voluntary termination since he is retirement-eligible. Mr. Lower, as per his employment agreement, receives equity acceleration for termination without cause or constructive termination prior to a CIC.

(9)	Based on Mr. Heckman’s 2005 base salary of $384,000 times a multiple of 2.9 if termination occurs after CIC; bonus payout post-CIC for Mr. Heckman is based on the sum of an annual bonus of $219,019 and Long-term Cash paid of $882,900 less his deferral of $294,300 times a multiple of 2.9.

(10)	Based on Mr. Wilkinson’s 2008 based salary of $300,000 times a multiple of 2.0 if termination occurs after CIC; bonus payout post-CIC for Mr. Wilkinson is based on the average of an annual bonus of $75,699 and average Long-term Cash paid of $38,281.

(11)	Based on Mr. Andrews’ 2005 base salary of $200,016 times a multiple of 2.0 if termination occurs after CIC; bonus payout post-CIC for Mr. Andrews is based on the sum of an annual bonus of $97,001 and Long-term Cash paid of $327,000 less his deferral of $109,000 times a multiple of 2.0.

(12)	Based on Mr. Hallman’s 2005 based salary of $221,100 times a multiple of 2.0 if termination occurs after CIC; bonus payout post-CIC for Mr. Hallman is based on the sum of an annual bonus of $90,184 and Long-term Cash paid of $187,500 less his deferral of $62,500 times a multiple of 2.0.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

CHARLES A. PARKER, Chairman

MARY H. FUTRELL, JOSEPH J. MELONE and CHARLES R. WRIGHT, Members

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2008 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding 401(k) plans, ESOPs, and similar tax-qualified plans):

Equity Compensation Plans	Securities to be Issued	Weighted Average Exercise Price	Securities Available for Future Issuance (5)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	4,299,754	$18.09	N/A
Restricted Stock Units (2)	293,379	N/A	N/A
Subtotal	4,593,133	N/A	1,543,096
Deferred Compensation Plan for Directors (2)	254,060	N/A	235,628	(4)
Subtotal	4,847,193	N/A	1,778,724
Plans not approved by Shareholders
Deferred Compensation Plan for Employees (2) (3)	0	N/A	215,200	(4)
Total	4,847,193	N/A	1,993,924

(1)	Includes grants under the 1999 Horace Mann Educators Corporation Incentive Compensation Plan, the 2001 Horace Mann Educators Corporation Incentive Compensation Plan and the Amended and Restated 2002 Horace Mann Educators Corporation Incentive Compensation Plan.

(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.

(3)	The only non-security holder approved equity plan of the Company is the Horace Mann Educators Corporation Deferred Compensation Plan for Employees (the “DCP”). The DCP permits participants in certain cash incentive programs to defer compensation in the form of CSUs, which can be settled in cash at the end of the specified deferral period. For purposes of the DCP, CSUs are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. Approximately 40 senior executives of the Company are currently eligible to participate in the DCP. The DCP does not reserve a specific number of shares for delivery in settlement of CSUs but instead provides that shares will be available to the extent needed for such settlements. Further information on the DCP appears in the section “Executive Compensation—Compensation Discussion and Analysis—Deferred Compensation”.

(4)	As of December 31, 2008, the shares of Common Stock available for issuance were valued at $9.19 per share.

(5)	Excludes securities reflected in the Securities to be Issued column.

OTHER MATTERS

Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2009 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2008.

Audit Fees

The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2008, the audit of the Company’s internal control over financial reporting as of December 31, 2008, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2008 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2008 were $1,762,800. Fees in 2008 included $16,500 related to the Company’s “universal shelf” registration statement. The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the year ended December 31, 2007, the audit of the Company’s internal control over financial reporting as of December 31, 2007, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the year ended December 31, 2007 and services in connection with the Company’s statutory and regulatory filings for the year ended December 31, 2007 were $1,567,700.

Audit-related Fees

The aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2008 and 2007, exclusive of the fees disclosed under “Audit Fees” above, were $97,700 and $108,400, respectively. In 2008 and 2007, KPMG LLP prepared SAS No. 70 reports on the Company’s annuity operations.

Tax Fees

The aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2008 and 2007 were $0 and $0, respectively.

All Other Fees

The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2008 and 2007 were $0 and $0, respectively.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm other than “prohibited non-auditing services” as defined by regulatory authorities. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services during the years ended December 31, 2008 and 2007.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001. The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free of charge through the Company’s Internet Web site, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The EDGAR filings of such reports are also available at the SEC’s Web site, www.sec.gov.

Shareholder Proposals for 2010 Annual Meeting of Shareholders

Any proposals of Shareholders intended to be presented for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2010 must be received in writing by Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 10, 2009 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2010 Annual Meeting of Shareholders. In the event that any proposal of a Shareholder is presented at the 2010 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8 under the Securities Exchange Act of 1934, as amended, proxies solicited by the Board for such meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to April 12, 2010, which is 45 days prior to the anticipated Annual Meeting date of May 27, 2010.

We encourage you to vote your shares as soon as possible.

By order of the Board of Directors,

Ann M. Caparrós
Corporate Secretary

Springfield, Illinois

April 9, 2009

HA –C00361 (Mar. 09)

Important Notice Regarding the Availability of Proxy Materials: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 28, 2009

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Joseph J. Melone and Louis G. Lower II or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 28, 2009 at 9:00 a.m. at the President Abraham Lincoln Hotel & Conference Center, 701 East Adams Street, Springfield, Illinois 62701, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Continued and to be signed on reverse side

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TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	☒

KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s).

1. Election of Directors	For	Against	Abstain
01 Mary H. Futrell	☐	☐	☐
02 Stephen J. Hasenmiller	☐	☐	☐	The Board of Directors recommends you vote FOR the following proposal(s).		For	Against
03 Louis G. Lower II	☐	☐	☐	2	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2009.	☐	☐
04 Joseph J. Melone	☐	☐	☐
05 Charles A. Parker	☐	☐	☐	Such other business as may properly come before the meeting or any adjournment thereof.
06 Gabriel L. Shaheen	☐	☐	☐
07 Roger J. Steinbecker	☐	☐	☐
08 Charles R. Wright	☐	☐	☐	Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

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